December 31, 2018

Office of the Chief Accountant

Securities and Exchange Commission
100 F Street, NE

Washington, DC 20549

Dear Sir/Madam:

We have read the statements included under item 4.01 in the Form 8-K dated December 31, 2018, of Blue Star Foods Corp. to be filed with the Securities and Exchange Commission and we concur with such statements made regarding our firm. We have no basis to agree or disagree with other statements contained therein.

D. Brooks and Associates CPA’s, P.A
Palm Beach Gardens, FL

D. Brooks and Associates CPA’s, P.A. 4440 PGA Boulevard, Suite 104, Palm Beach Gardens, FL 33410 – (561) 429-6225